Exhibit 10.7

PALMLUND SECURED INVENTORY FINANCING AGREEMENT

THIS AGREEMENT, made and effective this 25th day of October, 2005, by and between VIPER MOTORCYCLE COMPANY, a Minnesota corporation with principal offices located at 5733 International Parkway, New Hope, MN 55428 (“Viper”), and David W. Palmlund, III, with principal offices located at 5323 Swiss Avenue, Dallas, Texas 75214 (“Lender”).

WITNESSETH, WHEREAS Viper has since its inception been engaged in the development of a proprietary line of American-styled premium motorcycles and to be marketed in the popular heavyweight “cruiser” class and proprietary V-Twin engines; and

FURTHER WHEREAS Viper has recently emerged from its development stage and has currently began commercial production and sale of its initial cruiser motorcycle models and V-Twin engines; and

FURTHER WHEREAS Viper desires to obtain reliable and sufficient inventory financing to support its ordering and paying for inventories of motorcycle and engine components and parts necessary for smooth and ongoing commercial production of its motorcycles and engines; and

FURTHER WHEREAS Lender is willing to provide such inventory financing to Viper on the terms and conditions contained in this Agreement; and

FURTHER WHEREAS Viper is willing to provide adequate and continual collateral security to Lender for such inventory financing as set forth herein.

NOW THEREFORE, for valuable consideration and upon the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1.	Financing From Lender. The secured inventory financing to be provided to Viper by Lender shall be $800,000.

2.	Initial Payment and Security Therefore. Prior to November 1, 2005 Lender shall pay to Viper the amount of Eight Hundred Thousand Dollars ($800,000), payable in $100,000 increments, to enable Viper to purchase sufficient inventories for its scheduled commercial production of Diablo motorcycles and related V-Twin engines. Said $800,000 shall be deposited in a new Viper bank account designated as an operating account that Viper will only use to pay venders providing motorcycle components to Viper. Viper shall provide Lender with a copy of monthly bank statements and checkbook register entries for this account.

In consideration for this initial $800,000 financing advance from Lender, Viper shall secure Lender for such amount in a first position with the following collateral:

a.	All motorcycle parts, component and finished goods inventory, including test bikes, owned by Viper.

All of the secured collateral in subdivision a of this Section 2 shall constitute security for Lender both for the initial $800,000 advance financing under this Agreement as well as all further credit line financing made to Viper by Lender under the following terms of this Agreement.

3.	Compensation to Lender. In consideration for providing such inventory financing to Viper, Viper shall pay or deliver the following to Lender:

a.	Viper shall pay Lender interest on a monthly basis of 2%, of the average outstanding amount during the month for all of such financing provided to Viper by Lender under this Agreement, and such payment shall be made on or before the 10th day of the following month.

4.	Secure Inventory Storage Area (the “Cage”). Viper shall construct and maintain a completely secure inventory storage area, the “cage”, to the satisfaction of Lender, at the Viper production facility to be used strictly for secure storage of all inventory items under this Agreement as they are delivered to Viper by Viper’s various suppliers and vendors for parts and components.

All parts and components and engines of Viper Motorcycle Company subject to this Agreement shall be placed in the “cage” as soon as they arrive from the respective suppliers or vendors, after which they shall be immediately checked into the cage, counted and inventoried by the cage manager, and such properties shall not be removed from the cage for any purpose whatsoever unless for ongoing motorcycle production. The cage area shall be locked at all times when not attended by an authorized representative of Viper.

5.	Cage Operating Procedures. The cage area shall be operated by Viper following all procedures and rules that are necessary to insure that all caged inventories are handled and withdrawn and accounted for to preclude or prevent theft or loss of any caged properties. Whenever parts or components are delivered to Viper by vendors and suppliers which are being financed by this Agreement, such materials shall be placed immediately in the cage. Complete control of such caged inventories shall be maintained at all times, including a constant daily accounting of all caged inventories with an accurate number of all parts and components and the related dollar cost amounts thereof. Viper shall provide to the Lender a detailed inventory list on a monthly basis.

6.	Motorcycle Sales. Viper agrees not to deliver finished motorcycles to any of its dealers until full payment has been received by Viper from the dealer or from GE Capital on behalf of the dealer. Within 48 hours after receiving full payment, Viper shall deposit 80% of said payment proceeds in the Viper Operating account established under the terms of this agreement. Viper agrees to provide complete financial statements to the Lender on a monthly basis.

7.	Insurance Loss Payable. Viper shall have Lender included as a loss payable party on its insurance policy covering all inventory items in the cage.

8.	Term of Agreement. This Agreement shall expire three months from the date hereof, unless extended by written consent of both parties hereto for another three month extension. Upon termination, within 30 days thereof Viper shall pay all outstanding inventory balances owed to Lender, plus any accrued interest; and Lender shall then release all Viper collateral from any encumbrance created by this Agreement.

9.	General. This agreement shall be binding on the parties hereto and any successors or assigns. No obligations hereunder shall be assigned by either party hereto without the express written consent of the other party. This agreement shall be construed under the laws of the State of Minnesota. This agreement is the entire understanding between the parties hereto regarding the subject matter of this financing transaction, and supercedes and replaces any prior written or oral agreements or understandings regarding this transaction. This agreement can only be amended or modified by written agreement consented to by all parties hereto.

Agreed This 26th Day of October, 2005, By and Between

David W. Palmlund, III – Lender		Viper Motorcycle Company

By	/s/ David W. Palmlund, III	By	/s/ John Lai

Its	Individual	Its	President